Exhibit 99.1

A Commitment to Make the Right Investments

  Head operation requires annual capital investment in the range of $70M to $90M and an annual R&D investment of ~$45M
  This investment plan provides capability to achieve near-term goals and to meet needs for foreseeable future

  Commitment to make R&D investments geared toward achieving competitive next-generation technologies

Head Integration Summary

  Execution of head integration is on plan
  Solidly accretive to December quarter financial performance
  Realizing unique advantages from co-location of manufacturing, R&D
  All OEM customers have qualified WD heads
  WD head operation currently focused on high-volume 80 GB per platter production
  Continue to work with merchant head suppliers on significant part of the business
  On target to have capability of producing up to 30M heads quarterly by June 2004

The WD Advantage - Focus and Discipline

Wafer Fab improvements

  90% reduction of product configurations
    75% reduction in process recipes
    70% reduction in masks
    100% reduction in schedule changes
  Wafer fab metric improvements
    Wafer capacity increased 80%
    R&D wafer allocation increased 400%
    FY'04Q2 wafer cost 25% below last meaningful RR baseline
    Wafer scrap lowest ever achieved (December record setting)
    Wafer yield in FY'04Q2 best ever for this fab under any management
The WD Advantage - Focus and Discipline

Slider/HGA/HSA Improvements in Thailand

  Space and asset utilization improvements through working pattern, work cell and process flow revisions
    42% increase in asset utilization (capacity / $ invested)
    Units per person improvement: HGA 73%, HSA 104%
    Units per sq ft improvement: HGA 50%, HSA 260%
  Labor cost savings through pay structure/benefits, and headcount revisions
    Reduction of 25% on average direct labor $/hour
    Exempt/non-exempt pay adjusted 16% from 'fixed' to 'variable'
    Reduced exempt/non-exempt count by 11%

WD Head Technology Status

  Next generation (120+ GB/platter)
    Based on solid current design platform
    WD is well positioned to support next areal density point
    Comparable with best-in-class merchant head vendor
  Competitive Assessment
Overall Technology Readiness	☒
Performance	➢	➢	Ahead of Competition
Manufacturability	➢	☒	On par
Time-to-Market	☒	☐	Behind Competition
Integration into Drive	☒
  Overall assessment
    In most key attributes superior or on par performance
    Significant progress made since Aug. 2003

Perpendicular Recording Head Development

  Overcome writeability challenge by increasing write field at the disk
    System level change
    Synchronized development with the leading disk supplier
  Commercialization expected at 120/160 GB/platter and beyond
    Extendable to 500 GB/platter - 1000 GB/platter
  Current head development focus is design for performance and manufacturability
  Focus on two design options
  Significant WD intellectual property on design and process
  Drive integration effort launched

Perpendicular Recording Head Development

  Competitive assessment
    Perpendicular Recording Head competitive positioning
Performance	➢
Manufacturability	☒	➢	Ahead of Competition
Time-to-Market	☒	☒	On par
Integration into Drive	☐	☐	Behind Competition
  Milestones
    Drive system integration plan in place to close the gap
    80 GB/platter in drive read/write data function complete
    160 GB/platter head demonstrated at component level

FY'04Q3 Guidance Provided on January 22, 2004

  Revenue of between $715M and $750M
  Gross margin of approximately 16.5%
  Operating income of between $46M and $50M
  Net income of between $44M and $48M
  EPS of between $0.20 and $0.22

WD's New Business Model

	Old Model	New Model
Gross margins	14% - 18%	18% - 22%
Operating margins	4% - 8%	7% - 11%
Inventory turns	20 - 22	18 - 20
Cash conversion cycle	-7 days to -10 days	-4 days to -7 days